                                                                    EXHIBIT 12.1


                            POST PROPERTIES, INC. (1)
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                    Year Ended December 31,
                                          Quarter Ended  -----------------------------------------------------------------------
                                          March 31, 2000    1999            1998         1997            1996            1995
                                          -------------- ----------      ----------   ----------      ----------      ----------

Pre-tax income (loss) from
  continuing operations                   $      27,933  $  104,975 (2)  $   88,950   $   54,947 (2)  $   43,469 (2)  $   29,988(2)
Minority interest in the income of
  subsidiary with fixed charges                   3,320      12,598          11,511       11,131           9,984           8,429
                                          -------------  ----------      ----------   ----------      ----------      ----------
                                                 31,253     117,573         100,461       66,078          53,453          38,417
                                          -------------  ----------      ----------   ----------      ----------      ----------

Fixed Charges:
     Interest incurred and amortization
       of debt discount and premium on
       all indebtedness                          16,653      56,105          48,189       35,205          27,916          29,714
     Rentals - 33.34% (3)                           300       2,385           2,220        1,686             939             405
                                          -------------  ----------      ----------   ----------      ----------      ----------
        Total fixed charges                      16,953      58,490          50,409       36,891          28,855          30,119
                                          -------------  ----------      ----------   ----------      ----------      ----------

Earnings before income taxes,
    minority interest and fixed charges          48,206     176,063         150,870      102,969          82,308          68,536
Adjustment for capitalized interest              (5,567)    (21,417)        (15,707)      (9,567)         (4,443)         (5,653)
                                          -------------  ----------      ----------   ----------      ----------      ----------
       Total earnings                     $      42,639  $  154,646      $  135,163   $   93,402      $   77,865      $   62,883
                                          =============  ==========      ==========   ==========      ==========      ==========

Ratio of Earnings to Fixed Charges                  2.5         2.6             2.7          2.5             2.7             2.1
                                          =============  ==========      ==========   ==========      ==========      ==========



(1) The ratio of earnings to fixed changes is the same for Post Apartment Homes, L.P.

(2) Included in the pre-tax income from continuing operations for 1999, 1997, 1996 and 1995 was a non-recurring (loss)/gain of ($1,522), $3,270, $854 and $1,746, respectively, relating to the sale of real estate assets as disclosed in the Company's consolidated financial statements. If such sales had not occurred, the ratio of earnings to fixed charges would have been 2.7, 2.4, 2.7 and 2.0 for 1999, 1997, 1996 and 1995, respectively.

(3) The interest factor of rental expense is calculated as one-third of rental expense for all leases except for two leases for which the interest factor is calculated as 100% of rental expense. The Company believes these represent appropriate interest factors.